EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark Roberts
Vice President Finance
(413) 568-9141

WORONOCO BANCORP, INC. REPORTS EPS OF $0.40 AND TOTAL ASSETS IN EXCESS OF

$825 MILLION; DECLARES CASH DIVIDEND OF $0.1975 PER SHARE

WESTFIELD, MA—APRIL 22, 2004—Woronoco Bancorp, Inc. (the “Company”) (AMEX:WRO), the holding company for Woronoco Savings Bank (the “Bank”), reported net income of $1.4 million, or $0.40 per diluted share, for the quarter ended March 31, 2004 compared to $1.3 million, or $0.37 per diluted share, for the same quarter last year. Several factors contributed to the improved results including growth in average loans, investment securities and lower-costing core deposits and expansion in fee income and insurance commissions, somewhat offset by net interest margin compression and higher provisions for loan losses. The Company also announced a cash dividend of $0.1975 per share, payable on June 4, 2004 to shareholders of record as of the close of business on May 13, 2004.

Total assets rose $29.4 million, or 3.7%, to $825.5 million at March 31, 2004 from $796.1 million at December 31, 2003 primarily reflecting growth in net loans, partially offset by lower federal funds sold and investment securities balances. The growth in the balance sheet was funded largely by increases in core deposits and long-term debt, somewhat offset by a reduction in brokered deposits and certificates of deposit. Total net loans rose 8.6% largely due to purchases of adjustable-rate residential mortgages and solid loan origination activity, partially offset by prepayments in the existing portfolio as well as loan sales. Core deposits, which exclude brokered deposits and certificates of deposit, grew $6.2 million, or 2.7%.

“We are pleased to report earnings growth of approximately 12%”, commented Cornelius D. Mahoney, Chairman, President and CEO. “Our strong performance reflects continued growth in loans and core deposits, expansion in non-interest income, excellent asset quality and effective expense controls.”

Financial highlights include:

•	The dividend has risen $0.0425, or 27.4%, to $0.1975 per share in the first quarter of 2004 from $0.155 in the first quarter of 2003. The current dividend yield is approximately 2.2% based upon an annualized dividend of $0.79 per share and a closing stock price of $35.70 at March 31, 2004.

•	Book value per share increased $1.25, or 6.0%, to $22.16 at March 31, 2004 from $20.91 at March 31, 2003. The capital position at March 31, 2004 remains strong with an equity-to-assets ratio of 9.86%.

•	Net loan growth for the three months ended March 31, 2004 was driven by purchases of adjustable-rate mortgages ($52.7 million) and loan origination volume ($18.5 million), mitigated to some extent by refinancing and prepayment activity ($27.5 million) and sales of longer-term, lower-coupon, fixed-rate residential mortgages ($2.9 million).

•	Asset quality remained outstanding at quarter end with the non-performing assets-to-total assets ratio at 0.05%.

•	At March 31, 2004, the allowance for loan losses-to-total loans was 0.64% and the allowance for loan losses-to-non-performing loans was 811%. The provision for loan losses rose $150,000 in the first quarter of 2004 compared to the same period in 2003 mainly as a result of purchases of adjustable-rate residential loans totaling $52.7 million in 2004 and a large reduction in non-performing loans in 2003.

•	Core deposit growth was approximately 2.7% for the three months ended March 31, 2004 from December 31, 2003 mainly reflecting the success of promotional and sales activities associated with several relationship banking packages.

•	The cost of deposits, excluding brokered deposits, declined 37 basis points to 1.28% in the first quarter of 2004 compared to 1.65% for the same period in 2003 primarily resulting from growth in lower-cost core deposit balances as well as the lower interest rate environment.

•	Net interest margin compressed to 2.79% for the three months ended March 31, 2004 compared to 3.24% for the same period in 2003 largely attributable to lower market rates of interest. The lower interest-rate environment led to significant levels of loan prepayments and refinancings as well as accelerated cash flows and premium amortization in the existing mortgage-backed securities portfolio. The proceeds from these activities were used to support loan growth and to purchase investment securities at lower yields. In addition, a portion of the Company’s existing interest-sensitive assets repriced to reduced rates. The margin expanded slightly compared to 2.75% for the fourth quarter of 2003.

•	Non-interest income to average assets rose to 0.81% for the quarter ended March 31, 2004 from 0.58% in 2003 due to strong growth in fee income and insurance commissions. Successful efforts to enhance the non-interest income base have helped diversify the Company’s revenue stream and reduce its dependence on net interest income.

•	Non-interest expenses to average assets declined to 2.29% in the first quarter of 2004 compared to 2.56% for the same period last year reflecting effective cost controls and balance sheet growth.

Woronoco Bancorp, Inc. is a publicly owned savings and loan holding company and the parent corporation of Woronoco Savings Bank, a Massachusetts stock savings bank headquartered at 31 Court Street, Westfield, MA 01085. Woronoco Savings Bank provides a wide variety of financial products and services through its 9 branch offices located in Hampden and Hampshire Counties in Western Massachusetts. Through its partnership with Infinex Financial Group, the Bank offers access to a full range of investment products, including stocks, bonds, mutual funds and annuities. The Bank also offers a full line of property and casualty insurance products and various life insurance and group life, group health and accident insurance products for individuals and commercial clients through its insurance subsidiary Keyes, Mattson & Agan. For more information regarding the Bank’s products and services, and for Woronoco Bancorp, Inc. investor-relations information, please visit our web site at www.woronoco.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulations, the Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Attached are consolidated balance sheets, consolidated statements of income, and selected financial data and ratios. The condensed consolidated financial statements should be read in conjunction with the Company’s Form 10-K, which was filed on March 15, 2004.

WORONOCO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	Unaudited		Unaudited
	March 31, 2004	December 31, 2003	March 31, 2003
Assets

Cash and due from banks	$18,050	$18,110	$18,040
Interest-bearing deposits	1,041	1,069	1,774
Federal funds sold	—	7,115	430

Cash and cash equivalents	19,091	26,294	20,244

Trading securities	—	—	12,242
Securities available for sale, at fair value	225,612	233,376	187,657
Federal Home Loan Bank stock, at cost	15,774	15,373	13,795

Loans:
Residential mortgages	371,647	330,517	304,233
Commercial mortgages	71,929	71,998	74,471
Consumer loans	88,891	89,652	91,265
Commercial loans	15,599	14,931	11,753

Total loans	548,066	507,098	481,722

Unadvanced loan funds	(4,744)	(6,673)	(8,742)
Net deferred loan costs	805	817	769
Allowance for loan losses	(3,486)	(3,280)	(3,149)

Loans, net	540,641	497,962	470,600

Premises and equipment, net	9,913	10,131	10,133
Goodwill and other intangible assets, net	1,823	1,835	1,873
Other assets	12,604	11,081	9,993

Total assets	$825,458	$796,052	$726,537

Liabilities and Stockholders’ Equity

Deposits:
Demand	$27,619	$28,121	$25,646
NOW	61,907	60,802	67,127
Money market	63,047	60,179	53,021
Savings	86,492	83,768	80,314
Brokered deposits	42,543	52,232	52,808
Certificates of deposit	130,945	134,371	118,767

Total deposits	412,553	419,473	397,683

Short-term borrowings	41,001	42,466	44,319
Long-term debt	283,420	248,598	200,819
Mortgagors’ escrow accounts	2,052	1,825	1,953
Accrued expenses and other liabilities	5,046	4,947	6,054

Total liabilities	744,072	717,309	650,828

Commitments and contingencies

Stockholders’ Equity:
Preferred stock ($.01 par value; 2,000,000 shares authorized; no shares issued and outstanding)	—	—	—
Common stock ($.01 par value; 16,000,000 shares authorized; 5,998,860 shares issued; shares outstanding: 3,673,393 at March 31, 2004, 3,631,974 at December 31, 2003 and 3,620,010 at March 31, 2003)	60	60	60
Additional paid-in capital	61,011	60,337	59,243
Unearned compensation	(2,858)	(3,087)	(3,750)
Retained earnings	48,970	48,365	45,152
Accumulated other comprehensive income	4,812	3,731	5,297
Treasury stock, at cost (2,325,467 shares at March 31, 2004, 2,366,886 shares at December 31, 2003 and 2,378,850 at March 31, 2003)	(30,609)	(30,663)	(30,293)

Total stockholders’ equity	81,386	78,743	75,709

Total liabilities and stockholders’ equity	$825,458	$796,052	$726,537

WORONOCO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In Thousands Except Per Share Amounts)

	Unaudited Three Months Ended March 31,
	2004	2003
Interest and dividend income:
Loans, including fees	$6,993	$7,368
Interest and dividends on securities:
Taxable interest	1,987	1,704
Tax exempt interest	247	247
Dividends	514	513
Trading account securities	—	190
Federal funds sold	4	13
Other	1	2

Total interest and dividend income	$9,746	10,037

Interest expense:
Deposits	1,532	1,695
Borrowings	3,052	3,053

Total interest expense	4,584	4,748

Net interest and dividend income	5,162	5,289
Provision for loan losses	150	—

Net interest and dividend income, after provision for loan losses	5,012	5,289

Non-interest income:
Fee income	1,040	755
Insurance commissions	423	363
Gain on sales, disposition and impairment of securities available for sale, net	—	404
Net loss on trading account securities	—	(564)
Gain on sales of loans, net	80	403
Gain on sale of supermarket branch	—	183
Penalty for prepayment of FHLB advances	—	(539)
Gain on derivative instruments and hedging activities	—	5
Other income	70	6

Total non-interest income	1,613	1,016

Non-interest expenses:
Salaries and employee benefits	2,784	2,475
Occupancy and equipment	545	553
Marketing	80	153
Professional services	271	391
Data processing	270	257
Other general and administrative	634	701

Total non-interest expenses	4,584	4,530

Income before income taxes	2,041	1,775
Provision for income taxes	608	493

Net income	$1,433	$1,282

Earnings per share:
Basic	$0.42	$0.39
Diluted	$0.40	$0.37

Weighted average shares outstanding:
Basic	3,390,398	3,282,989
Diluted	3,611,181	3,494,120

WORONOCO BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

	Three Months Ended March 31,
	2004	2003
Earnings per share:
Basic	$0.42	$0.39
Diluted	$0.40	$0.37

Performance ratios:
Net interest margin	2.79%	3.24%
Return on average assets	0.72%	0.73%
Return on average equity	7.17%	6.81%
Non-interest income as a percentage of average assets	0.81%	0.58%
Non-interest expenses as a percentage of average assets	2.29%	2.56%

Average balance sheet (in thousands):
Investment securities (includes FHLB stock and trading securities)	$245,259	$194,462
Loans, net	510,351	467,488
Total assets	799,108	706,603
Interest-bearing deposits	390,380	354,297
Borrowings	297,649	248,002
Stockholders’ equity	79,929	75,306

Capital and asset quality data:	At March 31, 2004	At December 31, 2003	At March 31, 2003
Book value per share (1)	$22.16	$21.68	$20.91
Total equity to total assets	9.86%	9.89%	10.42%
Total non-performing assets and troubled debt restructurings as a percentage of total assets	0.05%	0.05%	0.10%
Allowance for loan losses as a percentage of total loans (2)	0.64%	0.65%	0.66%
Allowance for loan losses as a percentage of non-performing loans and troubled debt restructurings	810.70%	786.57%	424.97%

Banking offices at end of period	9	9	9

(1)	Calculation based on shares outstanding of 3,673,393 at March 31, 2004, 3,631,974 at December 31, 2003 and 3,620,010 at March 31, 2003.
(2)	Total loans includes loans, less unadvanced loan funds, plus deferred loan costs, net.